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                                                                   Exhibit 11.01

                            BROOKS AUTOMATION, INC.

                      Computation of Net Income Per Share

                    (in thousands, except per share amounts)

                                                                                         Year Ended September 30,
                                                                                         1997       1996      1995
Net income applicable to common shares...............................................    $  806     $8,497    $4,945
                                                                                         ======     ======    ======

Weighted average shares outstanding:
       Common stock..................................................................     7,681      7,503     5,758
       Assumed conversion of stock
         options and warrants........................................................       754        696       806
       Shares issuable pursuant to SAB 83
         using the treasury stock method.............................................         -          -       239
                                                                                         ------     ------    ------
              Total shares...........................................................     8,435      8,199     6,803
                                                                                         ======     ======    ======
       Net income per share..........................................................    $ 0.10     $ 1.04    $  .73
                                                                                         ======     ======    ======